Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 16, 2005 (the "Effective Date"), by and between HERITAGE BANK OF COMMERCE, a California banking corporation (the "Bank") and Raymond Parker, an individual (the "Executive").

RECITALS

WHEREAS, the Board of Directors of the Bank has approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Bank and the Executive hereby agree as follows:

  Employment.

  1.1    Title. The Executive is employed as Executive Vice President/Banking Division of the Bank. In this capacity, the Executive shall have such duties and responsibilities as may be designated to him by the President of the Bank and in accordance with the objectives or policies of the Board of Directors, from time to time, in connection with the business activities of the Bank.

  1.2    Full-Time Employment. During the Term (as defined in Section 2), and excluding any period of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Bank in a manner and with such results as are consistent with his position and compensation and to use the Executive's best efforts to perform such responsibilities. During the Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Bank in accordance with this Agreement.

  1.3    Standard. The Executive will set a high standard of professional conduct given his role with the Bank and his responsibility relative to the Bank's presence and stature in the community. The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Bank's reputation and image. The Executive will comply with all applicable rules, policies and procedures of the Bank and any of its subsidiaries and all pertinent regulatory standards as may affect the Bank.

  1.4    Location. The Executive shall provide services for the Bank at its principal executive offices located in San Jose California. The Executive agrees that the Executive will be regularly present at the Bank's principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive's duties for the Bank.

  1.5    No Breach of Contract. The Executive hereby represents to the Bank that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which he is otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose the Bank; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

  Term. The Bank hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Bank, for the period commencing on the date of this Agreement and extending until this Agreement is terminated in accordance with the provisions of Section 6 below.

  Compensation.

  3.1    Salary. Subject to the further provisions of this Agreement, the Bank shall pay the Executive a salary at an annual rate equal to $225,000 which will be paid in accordance with the Bank's normal payroll procedures. Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

  3.2    Bonus. The Executive shall be eligible, for each calendar year ending during the Term of this Agreement (prorated for partial years), an annual bonus (the "Annual Bonus") under the Heritage Commerce Corp ("HCC") Management Incentive Plan (the "Incentive Plan") subject to the terms, conditions and limitations of the Incentive Plan. For 2005, Executive shall be eligible to receive a target bonus under the Incentive Plan of up to 60% of Base Salary, if the conditions and terms establish for 2005 for Executive Vice President level have been satisfied. For 2006 and each following year during the Term, Executive shall be entitled to participate in the Incentive Plan on the same basis and subject to the same terms and conditions as all other Executive Vice President level officers.

  3.3    Participation in Employee Benefit Plans. During the Term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits (pension, thrift, profit sharing, life insurance, medical coverage, disability, medical, dental and vision, or other retirement or employee benefits) under employee benefit plans, practices, policies and programs provided by the Bank to the extent applicable generally to other executives in comparable positions with the Bank.

    401(k). HCC maintains a 401(k) plan for its eligible employees. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to enroll in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 401(k) plan from HCC.

    Employee Stock Ownership Plan. The Executive shall have the option to participate in the HCC's Employee Stock Ownership Plan on the same basis as other executives in comparable positions with the Bank.

    Other. The Executive's eligibility and all other terms and conditions of the Executive's participation in the Bank's benefit, insurance and disability plans and programs will be governed by the official plan documents which may change from year-to-year. Notwithstanding the foregoing, at a minimum the Executive shall be entitled to the same benefits as all other executives in comparable positions with the Bank.

  3.4    2004 Stock Option Plan. The Executive will receive an nonqualified Stock Option grant of 25,000 shares of Common Stock pursuant to the terms of the HCC's 2004 Stock Option Plan (the "2004 Plan"). The exercise price will be the Fair Market Value for the HCC's Common Stock on the date of grant as defined in the 2004 Plan. The Executive's options will vest in daily increments of 1/1460th from the date of grant until fully vested and shall expire ten years from the date of grant. All such options shall be subject to the terms and conditions of the 2004 Plan and shall be conditioned upon the Executive's execution of an option agreement with HCC in a form specified by HCC.

  3.5    Supplemental Executive Retirement Plan. HCC maintains a Supplemental Executive Retirement Plan ("SERP") for its executive officers. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to receive an annual benefit of up to $70,000 payable monthly commencing one month after the Executive's sixty-second birthday. All terms and conditions of the Executive's participation in the SERP will be governed by the official plan documents.

  3.6    Business Expenses. During the Term of this Agreement, the Executive shall be entitled to incur and be reimbursed for all reasonable business expenses. The Bank agrees that it will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Bank's established policies. Reimbursement shall be made within a reasonable period after the Executive's submission of an itemized account in accordance with the Bank's policies.

  3.7    Fringe Benefits. During the Term of this Agreement, the Executive shall be entitled to receive the following fringe benefits:

    a monthly auto allowance of $700 per month plus gasoline and maintenance;

    payment of the monthly dues at one country club of the Executive's choice; and

    such other fringe benefits, commensurate with those available to other executives in comparable positions with the Bank in accordance with the policies of Bank as in effect from time to time.

  3.8    Vacations. During the Term of this Agreement, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Bank as in effect for the Executive or for other executives in comparable positions with the Bank; provided, however, that the Executive shall be entitled to earn paid vacation at the rate of not less than 25 days vacation days for each calendar year (reduced pro rata for any partial year), of which at least 10 days (reduced pro rata for any partial year) must be taken consecutively. Vacation may be accrued up to a maximum of 30 days of earned vacation. Once this maximum is reached, the Executive shall cease to earn or accrue vacation unless and until the Executive takes vacation and the Executive's accrued vacation has dropped below the maximum accrual level, at which time the Executive shall recommence to earn and accrue paid vacation. The date or dates of vacation shall be determined by the Executive and the President, and will be subject to the Bank's business requirements.

  Indemnity. The Bank shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Bank to the same extent the Bank indemnifies and holds harmless other executive officers and directors of the Bank and in accordance with the Bank's articles of incorporation, bylaws and established policies.

  Certain Terms Defined. For purposes of this Agreement:

  5.1    "Accrued Obligations" means the sum of the Executive's Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.

  5.2    "Base Salary" means, as of any Date of Termination of employment, the highest annual salary of the Executive in any of the last three years preceding such Date of Termination.

  5.3    "Cause" shall mean (i) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under this Agreement; (ii) the Executive commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Bank; (iii) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive's duties under this Agreement; (iv) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) the Executive breaches a fiduciary duty, or willfully and materially violates any other duty, law, rule, regulation or policy of the Bank or an affiliate. If the Bank decides to terminate the Executive's employment for Cause, the Bank will provide the Executive with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds.

  5.4    "Change of Control" shall mean:

    the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of HCC (the "Outstanding HCC Common Stock" or (ii) the combined voting power of the then outstanding voting securities of the HCC entitled to vote generally in the election of directors (the "Outstanding HCC Voting Securities"); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not constitute a Change of Control; (i) any acquisition directly from the HCC, (ii) any acquisition by the HCC that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the HCC or any corporation controlled by the HCC or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Subsection (c) of this Section 5.4; or

    a majority of the individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason other than resignation, death or disability to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the HCC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the HCC (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding HCC Common Stock and Outstanding HCC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the HCC or all or substantially all of the HCC's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding HCC Common Stock and Outstanding HCC Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the HCC or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    approval by the shareholders of the HCC of a complete liquidation or dissolution of the HCC.

  5.5    "Code" means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.

  5.6    "Common Stock" means shares of HCC's common stock, no par value.

  5.7    "Date of Termination" means (i) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (iii) if the Executive's employment is terminated by the Bank for Cause, the Date of Termination is the date on which the Bank gives notice to the Executive of such termination; (iv) if the Executive's employment is terminated by the Bank without Cause or by the Executive, the Date of Termination shall be the date specified in the notice of termination (which date shall not be more than 30 days after the date on which such notice of termination is given); and (v) if the Executive's employment terminates for any other reason, the Date of Termination shall be the Executive's final date of employment.

  5.8    "Disability" shall mean a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Bank or its insurers and acceptable to the Executive or the Executive's legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to his duties for an indefinite period of not less than 90 days.

  Termination.

  6.1    This Agreement may be terminated for the following reasons:

    Death. This Agreement shall terminate automatically upon the Executive's death.

    Disability. In the event of the Executive's Disability, the Bank may give the Executive a notice of termination. In such event, the Executive's employment with the Bank shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date") provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive' duties.

    Cause. The Bank may terminate the Executive for Cause.

    Without Cause. The Bank may terminate the Executive without Cause.

    Voluntary Termination By Executive. The Executive may terminate this Agreement and his employment with the Bank with or without cause.

  6.2    Certain Benefits upon Termination.

    Termination without Cause. If, during the Term, the Bank shall terminate the Executive's employment for any reason other than Cause, death or Disability, the Bank shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

      the Accrued Obligations;

      the amount equal to the product of (A) one and (B) the sum of (x) the Executive's annual Base Salary and (y) the highest Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any year during which the Executive was employed for less than twelve full months), for the most recently completed three years during the Term, if any (such higher amount being referred to as the "Highest Annual Bonus"); and

      For one year after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Bank shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.3 of this Agreement if the Executive's employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank; provided, however, the Bank's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.

    Termination and Change of Control. If, during the Term, the Bank shall terminate the Executive's employment without Cause in connection with a Change of Control and such termination occurs within 120 days before or 12 months following a Change of Control, the Bank shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

      the Accrued Obligations;

      the amount equal to the product of (A) two and (B) the sum of (x) the Executive's annual Base Salary and (y) the Highest Annual Bonus; and,

      for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Bank shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.3 of this Agreement if the Executive's employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank; provided, however, the Bank's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.

    Death. If the Executive's employment terminates during the Term by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and any Bonus Award for the year in which the death occurred prorated through the Date of Termination. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive's executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive's jurisdiction of residence at the time of the Executive's death. The Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Bank to the estate and beneficiaries of other executives in comparable positions with the Bank under such plans, programs, practices and policies relating to death benefits, if any as in effect on the date of the Executive's death.

    Disability. If the Executive's employment terminates during the Term by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations and any Bonus Award for the year in which the termination occurs prorated through the Date of Termination.

    Cause/Voluntary Termination. If the Executive's employment terminates for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive's employment terminates due to the Executive voluntarily termination during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.

    Single Trigger Event. The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated because of a Disability and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(d) and not under Section 6.2(b) as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Bank if in connection with the same event of series of events the payments provided for in this Section 6.2 have been triggered.

  Assignment. This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Bank" shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  Confidential Information. During the Term of this Agreement and thereafter, the Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Bank, HCC or any subsidiary or affiliate thereof ("Bank Group"). "Confidential Information" shall mean information about the Bank Group, its respective clients and customers that is not available to the general public and that was learned by the Executive in the course of his employment by the Bank, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Bank Group, and that such information gives the Bank Group a competitive advantage. Upon the termination of his employment, the Executive will promptly deliver to the Bank all documents (and all copies thereof) containing any Confidential Information.

  8.1    Noncompetition. The Executive agrees that during the Term of this Agreement, he will not, directly or indirectly, without the prior written consent of the Bank, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Bank or any present affiliate of the Bank; provided, however, that the "beneficial ownership" by the Executive, either individually or as a member of a "group," as such terms are used in Regulation 13D of the Exchange Act, of not more than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Bank will or would suffer irreparable injury if the Executive were to compete with the Bank or any subsidiary or affiliate of the Bank in violation of this Agreement and that the Bank would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Bank or any subsidiary or affiliate of the Bank in violation of this Agreement.

  8.2    Right to Bank Materials. The Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Bank Materials") used, prepared, or made available to the Executive, shall be and shall remain the property of the Bank. Upon the termination of his employment, all Bank Materials shall be returned immediately to the Bank, and the Executive shall not make or retain any copies thereof.

  8.3    Anti-solicitation. The Executive promises and agrees that during the Term of this Agreement, and, for a period of two (2) years thereafter, he will not influence or attempt to influence customers, franchisees, landlords, or suppliers of the Bank or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Bank, or any subsidiary or affiliate of the Bank.

  Soliciting Employees. The Executive promises and agrees that during the Term of this Agreement and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of the Bank who earned annually $25,000 or more as an employee of the Bank during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Bank Group.

  American Jobs Creation Act of 2004. In the event that either party after consultation with its or his tax adviser reasonably determines that any item payable by the Bank to the Executive would be, or is reasonably likely to be, pursuant to Section 409A of the Code, as amended by the American Jobs Creation Act of 2004, P.L. 108-357 or any regulations promulgated thereunder includible in the Executive's gross income in a taxable year before the year(s) in which the Executive actually receives the item, such party shall notify the other party in writing. Any such notice shall specify: (a) in reasonable detail the basis and reasons for such party's determination; (b) any Internal Revenue Service notices, regulations, revenue rulings or procedures, or other authority for the party's determination; and (c) any proposed amendment(s) to this Agreement that the notifying party believes would prevent the inclusion of such item in a tax year before the Executive's actual year of receipt of such item of income. If such notification specifies proposed amendment(s) to this Agreement, the parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement. Provided, however, nothing in this Section 10 shall be construed or interpreted to require the Bank to increase any amounts payable to the Executive pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Bank's financial accounting or tax treatment of the payments to the Executive under this Agreement.

  Miscellaneous.

  11.1    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

  Company: HERITAGE COMMERCE BANK
                 150 Almaden Blvd
                 San Jose, Ca 95113
                 Attn: President

  with a copy to: Buchalter, Nemer, Fields & Younger
                       601 South Figueroa Street, Suite 2400
                       Los Angeles, CA 90017
                       Attn: Mark A. Bonenfant, Esq.

  Executive: Raymond Parker
                 150 Almaden Boulevard
                 San Jose, CA 95113

  11.2    Amendments or Additions. No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

  11.3    Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

  11.4    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

  11.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

  11.6    Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

  11.7    Arbitration. To the extent not resolved through mediation as provided in Section 11.6, any controversy arising out of or relating to the Executive's employment (whether or not before or after the expiration of the Term of employment), any termination of the Executive's employment, this Agreement, the enforcement or interpretation of any such an agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of such an agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in San Jose County, California, before a sole arbitrator (the "Arbitrator") selected from judicial arbitration mediation services ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association ("AAA"), and shall be conducted in accordance with the provisions of California Code of Civil Procedure 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

  11.8    THE BANK AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. THE BANK AND THE EXECUTIVE REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

  11.9    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

  11.10    Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

  11.11    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

  11.12    Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

  11.13    Attorney Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party hereto agrees to pay, the prevailing party's costs and expenses in connection therewith, including reasonable attorneys' fees.

  11.14    Survival. The provisions of this Agreement that may be reasonably interpreted as surviving termination of this Agreement, including Sections 8.1, 8.2, 8.3, 10.6, 10.7, 10.8, 10.10, 10.11, 10.12, 11.6, 11.7 and 11.8 shall continue in effect after termination of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

COMPANY:

HERITAGE COMMERCE BANK,
a California banking corporation

By: ____________________________________
Walt Kaczmarek,
President

EXECUTIVE:

By: ____________________________________
Raymond Parker